Exhibit 99.1

Press Release

Traffix, Inc. Reports First Quarter Results; Net Revenue Increases $6.1 Million, or 85% Over Prior Year’s Comparable Period; Income from Operations Increases 92% and Net Income Increases 77%

PEARL RIVER, N.Y., Apr 14, 2005 (BUSINESS WIRE) — Traffix, Inc. (NASDAQ: TRFX), a leading on-line marketing company, today reported results for the quarter ended February 28, 2005.

Net revenue for the quarter ended February 28, 2005 increased 85% to $13.3 million from $7.2 million for the comparable quarter of fiscal 2004, and income from operations increased 92% to $198,000 from $103,000 in the comparable quarter of fiscal 2004. Net income was $623,000, or $0.04 per diluted share, compared to net income of $353,000, or $0.03 per diluted share, in the comparable quarter of fiscal 2004.

The Company reported that, on a sequential basis, net revenue increased $2.5 million, or 23%, to $13.3 million, as compared to $10.8 million in the fourth quarter of fiscal 2004, and income from operations increased to $198,000 from an operating loss of $247,000 in the fourth fiscal quarter of 2004. Diluted earnings per share increased 500% to $0.04, from a diluted loss per share of $0.01 in the fourth fiscal quarter of 2004.

The increases in the Company’s net revenues, income from operations, net income and diluted earnings per share, both on a year-to-year and sequential basis, were attributable to organic growth from the Company’s existing lines of business, as well as to revenues earned from the recent acquisitions of Send Traffic in June 2004 and Hot Rocket in January 2005.

The Company’s Balance Sheet included over $33.3 million in cash and marketable securities, or approximately $2.42 per share as of February 28, 2005, as compared to approximately $2.65 per share as of November 30, 2004. The decline in cash resulted primarily from approximately $2.8 million of cash expended in the Hot Rocket acquisition. Net Tangible Book Value Per Share decreased to $2.55 as of February 28, 2005, from $2.73 as of November 30, 2004, representing a 7% decline. As of February 28, 2005, the Company’s current ratio declined to $4.80 of current assets to $1.00 of current liabilities, compared to $5.26 of current assets to $1.00 of current liabilities as of November 30, 2004.

Commenting on the results for the quarter, Mr. Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix, stated, “We are proud to report back to back profitable quarters at the net income level. The Company continues to maintain a highly liquid and fundamentally strong balance sheet enabling us to take advantage of any attractive strategic options that might present themselves in the future. Furthermore, if we are able to continue to increase our levels of revenue, based upon our extensive experience on the Internet and because of economies of scale, generally, we are confident this will result in improved margins, thereby increasing our income from operations and enhancing stockholder value.”

Mr. Schwartz concluded by stating that “management continues to strive to do everything possible to build our business organically, which has been supplemented with the revenues provided from the two acquisitions we have completed in the past ten months, with both solidly contributing to the growth we were able to report this quarter. We are further delighted that these acquisitions have quickly provided us access to previously unavailable revenue streams and media opportunities. We are confident this will enable us to implement our strategy of combined organic growth and growth through timely and strategic acquisitions.”

About Traffix, Inc:

Traffix is a leading Internet media and marketing company that owns and operates a vast network of entertaining web destinations that provide compelling content to millions of consumers. Traffix serves highly targeted advertisements throughout its network via its proprietary ad-serving optimization technology, yielding measurable results for its clients. Traffix is a member of the ESPC division of the NAI, an organization committed to providing consumers with clear explanations of Internet advertising practices. For more information about Traffix, Inc., visit the website at www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix’s business based on certain assumptions of Traffix’s management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company’s services and products, changes in technology and the regulatory environment affecting the Company’s business, and difficulties encountered in the integration of acquired businesses. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

You may register to receive Traffix’s future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit(TM)” icon at www.kcsa.com.

TRAFFIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME FOR THE:
(UNAUDITED)

	Three Months Ended
	February 28, 2005	February 29, 2004

Net revenue	$13,275,816	$7,170,294
Cost of sales	8,414,370	3,805,954
Gross profit	4,861,446	3,364,340
Selling expenses	817,175	447,930
General and administrative expenses	3,761,245	2,859,577
Bad Debt expense	85,225	(46,457)
Income from operations	197,801	103,290

Other income (expense):
Interest income and dividends	187,823	108,732
Realized gains on marketable securities	585,268	11,023
Realized gain on sale of subsidiary	195,000	195,000
Other non-operating income (expense)	(8,710)	46,193
Minority interest in income of subsidiary	(97,645)	—

Income before provision for income taxes	1,059,537	464,238

Provision for income taxes	436,256	111,347
Effective tax rate	41.2%	24.0%
Net income	$623,281	$352,891

Diluted income per share:
Net income	$0.04	$0.03
Weighted average shares outstanding	14,249,901	13,551,989

TRAFFIX, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS

	February 28, 2005	November 30, 2004
	(UNAUDITED)
Assets

Current assets:
Cash and cash equivalents	$6,835,032	$7,553,285
Marketable securities	26,425,426	28,251,348
Accounts receivable, trade, net of allowance for doubtful accounts of $759,985 at Feb. 28, 2005 and $691,229 at Nov. 30, 2004, respectively	6,481,147	4,744,220
All other current assets	1,929,289	2,129,165
Total current assets	41,670,894	42,678,018

Total non-current assets	12,378,922	9,280,492
Total assets	$54,049,816	$51,958,510

Liabilities

Total liabilities - current	$8,674,669	$8,119,796
Total liabilities - non-current – (deferred taxes payable)	316,279	316,279
Minority Interest	97,645	—
Total shareholders’ equity	44,961,223	43,522,435
Total liabilities and shareholders’ equity	$54,049,816	$51,958,510

Working Capital (Current assets less current liabilities)	$32,996,225	$34,558,222

Current Ratio	$4.80 to $1.00	$5.26 to $1.00

Combined Cash and Marketable Securities	$33,260,458	$35,804,633
Common stock issuable and outstanding	13,751,007	13,510,605
Tangible Book Value per share	$2.55	$2.73
Combined Cash and Marketable Securities per share	$2.42	$2.65

Other Unaudited Operations Data for the periods presented:

	Three Months Ended
	February 28, 2005	February 29, 2004
Income from operations	$197,801	$103,290
Depreciation and amortization	450,108	322,638
EBITDA (a)	$647,909	$425,928

(a) EBITDA is net income excluding special charges, interest expense, interest and dividend income, net gains (losses) on the sale of marketable securities, realized gains on subsidiary sales, permanent impairment charges to long lived assets, other nonoperating income (expense) and minority interest (income) loss, depreciation, amortization and income taxes.

SOURCE: Traffix, Inc.

Traffix, Inc.
Daniel Harvey, 845-620-1212, ext. 231
danh@traffixinc.com
or
KCSA
Todd Fromer, 212-682-6300 ext. 215
tfromer@kcsa.com
Erica Levy, 212-682-6300 ext. 208
elevy@kcsa.com
http://www.kcsa.com